Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

For immediate release

1 August 2016

Recommended Cash Offer

for

FLEETMATICS GROUP PLC

by

VERIZON BUSINESS INTERNATIONAL HOLDINGS B.V.

A WHOLLY-OWNED SUBSIDIARY OF

VERIZON COMMUNICATIONS INC.

(to be implemented by way of a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act 2014)

Summary

•	Verizon Communications Inc. (“Verizon”) (NYSE, Nasdaq: VZ) and Fleetmatics Group PLC (“Fleetmatics”) (NYSE: FLTX) are pleased to announce that they have reached agreement on the terms of a recommended cash offer pursuant to which Verizon Business International Holdings B.V. (“Bidco”), an indirect wholly-owned subsidiary of Verizon, will acquire the entire issued and to be issued share capital of Fleetmatics.

•	Under the terms of the Acquisition, Fleetmatics Shareholders will be entitled to receive:

for each Fleetmatics Ordinary Share	US$	60.00 in cash

•	The Acquisition values the entire issued share capital of Fleetmatics (on a fully diluted basis) at approximately US$2.4 billion.

•	The Cash Consideration represents a premium of approximately:

•	40% to Fleetmatics’ closing share price of US$42.96 on 29 July 2016 (being the last practicable date prior to the publication of this Announcement);

•	40% to Fleetmatics’ volume weighted average share price of US$43.01 over the past 30 trading day period ending 29 July 2016; and

•	49% to Fleetmatics’ volume weighted average share price of US$40.15 over the past 90 trading day period ending 29 July 2016.

•	It is intended that the Acquisition will be implemented by means of a High Court-sanctioned scheme of arrangement under Chapter 1 of Part 9 of the Act (or, if Verizon elects, subject to the terms of the Transaction Agreement and with the consent of the Panel, a Takeover Offer). The Acquisition is conditional on, among other things, (i) the approval by Fleetmatics Shareholders of the Court Meeting Resolution and the EGM Resolutions and (ii) the sanction of the Scheme and the confirmation of the Reduction of Capital, by the High Court.

•	The Fleetmatics Directors, who have been so advised by Morgan Stanley & Co. International plc as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing their advice to the Fleetmatics Directors, Morgan Stanley & Co. International plc has taken into account the commercial assessments of the Fleetmatics Directors. The Fleetmatics Directors unanimously determined that the Transaction Agreement and the transactions contemplated thereby, including the Scheme, are advisable for, fair to and in the best interests of, the Fleetmatics Shareholders.

•	Accordingly, the Fleetmatics Directors intend to recommend unanimously that Fleetmatics Shareholders vote or procure votes in favour of the Court Meeting Resolution and the EGM Resolutions, or in the event that the Acquisition is implemented by way of a Takeover Offer, Fleetmatics Shareholders accept or procure acceptance of the Takeover Offer.

•	Rule 30.2 of the Takeover Rules requires that, except with the consent of the Panel, and subject to Rule 2.7 of the Takeover Rules, Fleetmatics must dispatch the Scheme Document to Fleetmatics Shareholders within 28 days of the announcement of a firm intention to make an offer, being in this Announcement. The Scheme Document will be included in the Proxy Statement that Fleetmatics is required to file with the SEC in connection with the Acquisition. The preparation of the Proxy Statement and, if the SEC staff elects to review the Proxy Statement, the SEC staff’s review of it may take more than 28 days. Under SEC rules, if the SEC staff elects to review the Proxy Statement, the Scheme Document cannot be dispatched to Fleetmatics Shareholders until the Proxy Statement is cleared by the SEC staff. Accordingly, on 28 July 2016, the Panel agreed to grant the parties a derogation from Rule 30.2. The Panel granted the derogation on the basis that the Proxy Statement might be reviewed by the SEC staff, in which case the Scheme Document cannot be dispatched until the Proxy Statement is cleared by the SEC staff. If the SEC staff elects to review the Proxy Statement, the Scheme Document will be dispatched to Fleetmatics Shareholders as soon as practicable after the Proxy Statement is cleared by the SEC staff. If the SEC staff does not elect to review the Proxy Statement, the Scheme Document will be dispatched to Fleetmatics Shareholders as soon as practicable after the Proxy Statement is able to be filed by Fleetmatics in definitive form with the SEC. The Scheme Document will also be made available on Fleetmatics’ website Ir.fleetmatics.com.

•	Commenting on the Acquisition, Andrés Irlando, CEO of Verizon Telematics, said:

“Fleetmatics is a market leader in North America – and increasingly internationally – and they’ve developed a wide-range of compelling SaaS-based products and solutions for small- and medium-sized businesses. The powerful combination of products and services, software platforms, robust customer bases, domain expertise and experience, and talented and passionate teams among Fleetmatics, the recently-acquired Telogis, and Verizon Telematics will position the combined companies to become a leading provider of fleet and mobile workforce management solutions globally.”

•	Commenting on the Acquisition, Jim Travers, Chairman and Chief Executive Officer of Fleetmatics, said:

“Verizon and Fleetmatics share a vision that the SaaS-based fleet management solution market is extraordinarily large, lightly penetrated, global and fragmented which can best be attacked together with a world class product offering and the largest distribution channel in the industry. Fleetmatics brings over 37,000 customers, approximately 737,000 subscribers, a broad portfolio of industry leading products, and a team of 1,200 professionals focused on solving the critical challenges of businesses that deploy mobile workforces. We are excited to partner with Verizon in fulfilling the mission of becoming the largest mobile workforce management company in the world.”

Enquiries

Verizon

Bob Varettoni	Tel: + 1 908 559 6388

PJT PARTNERS LP
(Financial Adviser to Verizon)

New York	Tel: +1 212 364 7800

Rob Friedsam
Dan Lee
Thomas Nicholls

San Francisco	Tel: +1 415 262 3100

Ivan Brockman
Matthew Breen

London	Tel: +44 (0) 20 3650 1100

Basil Geoghegan
Owain Parry

Wells Fargo Securities, LLC
(Financial Adviser to Verizon)

New York	Tel: +1 212 214 0000

Jim Broner
Vartan Aznavoorian
Maxwell Gover

London	Tel: +44 (0) 20 7759 3468

Sam Small
Calvin Tarlton

Fleetmatics

Brian Norris	Tel: +1 781 577 4657

Morgan Stanley
(Financial Adviser to Fleetmatics)

Pedro Costa	Tel: +1 212 761 4000

Brett Klein

Anatoliy Gliberman

Colm Donlon	Tel: +44 207 425 8000

David Kitterick

This summary should be read in conjunction with the full text of the following Announcement and its appendices

The Conditions to, and certain further terms of, the Acquisition are set out in Appendix I to this Announcement. Appendix II to this Announcement contains certain sources of information and bases of calculation contained in this Announcement. Certain terms used in this Announcement are defined in Appendix III to this Announcement.

Statements required by the Takeover Rules

The Verizon Directors and Bidco Directors accept responsibility for the information contained in this Announcement other than that relating to Fleetmatics, the Fleetmatics Group and the Fleetmatics Directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Verizon Directors and the Bidco Directors (who, in each case, have taken all reasonable care to ensure that such is the case), the information contained in this Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Fleetmatics Directors accept responsibility for the information contained in this Announcement relating to Fleetmatics, the Fleetmatics Group and the Fleetmatics Directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Fleetmatics Directors (who have taken all reasonable care to ensure such is the case), the information contained in this Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

PJT, a U.S. registered broker-dealer regulated by FINRA and a member of SIPC, is acting for Verizon and no-one else in connection with the matters set out in this Announcement and will not be responsible to anyone other than Verizon for providing advice in relation to the matters in this Announcement. Neither PJT nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of PJT in connection with this Announcement, any statement contained herein or otherwise.

Wells Fargo Securities is a U.S. registered broker-dealer regulated by the SEC and FINRA and a member of SIPC, is acting for Verizon and no-one else in connection with the matters set out in this Announcement and will not be responsible to anyone other than Verizon for providing advice in relation to the matters in this Announcement. Neither Wells Fargo Securities nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Wells Fargo Securities in connection with this Announcement, any statement contained herein or otherwise.

Morgan Stanley & Co. LLC, acting through its affiliate Morgan Stanley & Co. International plc, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser to Fleetmatics and for no one else in relation to the matters referred to in this Announcement. In connection with such matters, Morgan Stanley & Co. LLC, Morgan Stanley & Co. International plc, each of their affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Fleetmatics for providing the protections afforded to their clients or for providing advice in connection with the matters described in this Announcement or any matter referred to herein.

This Announcement is for information purposes only and is not intended to, and does not, constitute or form any part of any offer or invitation, or the solicitation of an offer, to purchase or otherwise acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer Document), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Takeover Offer Document).

This Announcement does not constitute a prospectus or a prospectus equivalent document.

This Announcement has been prepared for the purpose of complying with the laws of Ireland and the Takeover Rules and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of Ireland.

Verizon cautionary statement regarding forward-looking statements

This Announcement contains forward-looking statements. These statements are based on estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the Verizon Group’s and the Combined Group’s estimated or anticipated future results, or other non-historical facts. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. For those statements, Verizon claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in Verizon’s filings with the SEC, could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: integration of the Fleetmatics acquisition and benefits of the Fleetmatics acquisition; the risk that the required regulatory approvals for the proposed transaction are not obtained, are delayed or are subject to conditions that are not anticipated; the anticipated size of the markets and continued demand for Fleetmatics’ products; adverse conditions in the U.S. and international economies; the effects of competition in the markets in which Verizon or Fleetmatics operate; material changes in technology or technology substitution; disruption of Verizon or Fleetmatics’ key suppliers’ provisioning of products or services; changes in the regulatory environment, including any increase in restrictions on Verizon’s ability to operate its networks; breaches of network or information technology security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance; Verizon’s high level of indebtedness; an adverse change in the ratings afforded Verizon’s debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; material adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the inability to implement Verizon’s or the Combined Group’s business strategies; the inability to realize the benefits of Verizon’s or the Combined Group’s strategic acquisitions; those discussed in Fleetmatics’ Annual Report on Form 10-K for the year ended December 31, 2015 and Amendment No. 1 thereto under the heading “Risk Factors,” as updated from time to time by Fleetmatics’ Quarterly Reports on Form 10-Q and other documents of Fleetmatics on file with the SEC or in the proxy statement on Schedule 14A that will be filed with the SEC by Fleetmatics; and those discussed in Verizon’s Annual Report on Form 10-K for the year ended December 31, 2015 under the heading “Risk Factors,” as updated from time to time by Verizon’s Quarterly Reports on Form 10-Q and other documents of Verizon on file with the SEC. There may be additional risks that neither Fleetmatics nor Verizon presently know or that Fleetmatics and Verizon currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide Fleetmatics’ and Verizon’s expectations, plans or forecasts of future events and views as of the date of this communication. Fleetmatics and Verizon anticipate that subsequent events and developments will cause Fleetmatics’ and Verizon’s assessments to change. However, while Fleetmatics and Verizon may elect to update these forward-looking statements at some point in the future, Fleetmatics and Verizon specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Fleetmatics’ and Verizon’s assessments as of any date subsequent to the date of this Announcement.

Fleetmatics cautionary statement regarding forward-looking statements

This Announcement contains forward-looking statements. These statements are based on estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the Fleetmatics Group’s estimated or anticipated future results, or other non-historical facts. Forward-looking statements also include those preceded or followed by the words “will”, “may”, “could”, “would”, “to be”, “might”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “future”, “positioned”, “potential”, “intend”, “continue”, “remain”, “scheduled”, “outlook”, “set to”, “subject to”, “upcoming”, “target” or similar expressions. For those statements, Fleetmatics claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in Fleetmatics’ filings with the SEC, could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: uncertainties as to the timing of the Fleetmatics acquisition; uncertainties as to whether Verizon will be able to consummate the acquisition; uncertainties as to whether the Scheme Shareholders will provide the requisite approvals for the acquisition on a timely basis or at all; the possibility that competing offers will be made; the possibility that certain conditions to the consummation of the acquisition will not be satisfied, including without limitation obtaining the requisite approval of the scheme of arrangement; the possibility that Verizon will be unable to obtain regulatory approvals for the Fleetmatics acquisition on a timely basis or at all; the possibility that Scheme Shareholders will file lawsuits challenging the acquisition, including actions seeking to rescind the scheme of arrangement or enjoin the consummation of the acquisition; changes in relevant tax and other laws or regulations; the diversion of Fleetmatics management time and attention to issues relating to the acquisition and integration; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) occurring prior to completion of the acquisition or if the acquisition is not completed; the difficulty retaining certain key employees of Fleetmatics as a result of the announcement of the acquisition; the scope, timing and outcome of any ongoing legal proceedings involving Verizon or Fleetmatics and the impact of any such proceedings on the Fleetmatics acquisition or on the financial condition, results of operations and/or cash flows of Fleetmatics; the possibility that costs, fees, expenses or charges Fleetmatics incurs in connection with the acquisition are greater than expected; the possibility that the scheme of arrangement may be terminated in circumstances that require Fleetmatics to reimburse certain expenses to Verizon related to the acquisition; and changes in the economic and financial conditions of the businesses of Verizon or Fleetmatics; and those discussed in Fleetmatics’ Annual Report on Form 10-K for the year ended December 31, 2015 and Amendment No. 1 thereto under the heading “Risk Factors,” as updated from time to time by Fleetmatics’ Quarterly Reports on Form 10-Q and other documents of Fleetmatics on file with the SEC or in the proxy statement on Schedule 14A that will be filed with the SEC by Fleetmatics. There may be additional risks that neither Fleetmatics nor Verizon presently know or that Fleetmatics and Verizon currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide Fleetmatics’ and Verizon’s expectations, plans or forecasts of future events and views as of the date of this communication. Fleetmatics and Verizon anticipate that subsequent events and developments will cause Fleetmatics’ and Verizon’s assessments to change. However, while Fleetmatics and Verizon may elect to update these forward-looking statements at some point in the future, Fleetmatics and Verizon specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Fleetmatics’ and Verizon’s assessments as of any date subsequent to the date of this Announcement.

Disclosure requirements of the Takeover Rules

Under the provisions of Rule 8.3 of the Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in, 1% or more of any class of “relevant securities” of Fleetmatics, all “‘dealings” in any “relevant securities” of Fleetmatics (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3:30 pm (Irish time) on the “business” day following the date of the relevant transaction. This requirement will continue until the date on which the “offer period” ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Fleetmatics, they will be deemed to be a single person for the purpose of Rule 8.3 of the Takeover Rules.

Under the provisions of Rule 8.1 of the Takeover Rules, all “dealings” in “relevant securities”’ of Fleetmatics by Verizon or Bidco, or by any party Acting in Concert with either of them, must also be disclosed by no later than 12 noon (Irish time) on the “business” day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

No profit forecasts, estimates or asset valuations

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share, for Verizon, Bidco or Fleetmatics, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Verizon, Bidco or Fleetmatics, respectively. No statement in this Announcement constitutes an asset valuation.

Right to switch to a Takeover Offer

Verizon reserves the right to elect, subject to the terms of the Transaction Agreement and with the consent of the Panel, to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued share capital of Fleetmatics as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendments referred to in Appendix I to this Announcement and in the Transaction Agreement.

Publication on website

Pursuant to Rule 2.6(c) of the Takeover Rules, this Announcement will be made available to Verizon’s employees on Verizon’s website (www.verizon.com) and Fleetmatics employees on Fleetmatics’ website (Ir.fleetmatics.com).

Neither the content of this website nor the content of any other website accessible from hyperlinks on such website is incorporated into, or forms part of, this Announcement.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Fleetmatics Earnings Call and Guidance for the Year 2016

Fleetmatics will announce the cancellation of its earnings call in respect of the 6 months ended 30 June 2016 which was previously scheduled for 9 August 2016 and the withdrawal of its most recent guidance in respect of the full year 2016 issued on 4 May 2016.

General

The laws of the relevant jurisdictions may affect the availability of the Acquisition to persons who are not resident in Ireland. Persons who are not resident in Ireland, or who are subject to laws of any jurisdiction other than Ireland, should inform themselves about, and observe, any applicable legal or regulatory requirements. Any failure to comply with the applicable legal or regulatory requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility and liability for the violation of such restrictions by any person.

The Acquisition will not be made available, directly or indirectly, in a Restricted Jurisdiction, and the Acquisition will not be capable of acceptance from within a Restricted Jurisdiction.

The release, publication or distribution of this Announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this Announcement and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, Verizon, Bidco and Fleetmatics disclaim any responsibility or liability for the violations of any such restrictions by any person.

Important additional information to be filed with the SEC

In connection with the Acquisition, Fleetmatics will file with the SEC and mail or otherwise provide to its shareholders a Proxy Statement regarding the proposed transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE SCHEME DOCUMENT) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FLEETMATICS, THE ACQUISITION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Proxy Statement (including the Scheme Document) and other documents filed by Fleetmatics with the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Proxy Statement (including the Scheme Document) and other documents filed by Fleetmatics at ir.fleetmatics.com or by calling 781.577.4657.

Participants in the solicitation

Verizon, Fleetmatics and their respective directors, officers and employees may be considered participants in the solicitation of proxies from the Fleetmatics Shareholders in respect of the transactions contemplated by this Announcement. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Fleetmatics Shareholders in connection with the proposed transactions, including names, affiliations and a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other relevant materials to be filed with the SEC or, in the case of Verizon’s directors, officers and employees, in the materials filed by Verizon with the SEC, including in the proxy statement for Verizon’s 2016 Annual Meeting of Shareholders, which was filed with the SEC on March 21, 2016, as supplemented by other Verizon filings with the SEC. Information concerning the interests of Fleetmatics’ participants in the solicitation, which may, in some cases, be different than those of Fleetmatics’ shareholders generally, is set forth in the materials filed by Fleetmatics with the SEC, including in the proxy statement for Fleetmatics’ 2016 Annual General Meeting of Shareholders, which was filed with the SEC on June 22, 2016, as supplemented by other Fleetmatics filings with the SEC, and will be set forth in the Proxy Statement relating to the transaction when it becomes available.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

For immediate release

1 August 2016

Recommended Cash Offer

for

FLEETMATICS GROUP PLC

by

VERIZON BUSINESS INTERNATIONAL HOLDINGS B.V.

A WHOLLY-OWNED SUBSIDIARY OF

VERIZON COMMUNICATIONS INC.

(to be implemented by way of a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act 2014)

1.	Introduction

Verizon and Fleetmatics are pleased to announce that they have reached agreement on the terms of a recommended cash offer pursuant to which Bidco will acquire the entire issued and to be issued share capital of Fleetmatics, which is being implemented by means of a scheme of arrangement under Chapter 1 of Part 9 of the Act.

2.	Summary of the terms of the Acquisition

The Acquisition will be on the terms and subject to the Conditions set out in Appendix I to this Announcement and to be set out in the Scheme Document.

Under the terms of the Acquisition, if the Scheme becomes Effective, Fleetmatics Shareholders will be entitled to receive:

for each Fleetmatics Ordinary Share	US$	60.00 in cash

The Cash Consideration represents a premium of approximately:

•	40% to Fleetmatics’ closing share price of US$42.96 on 29 July 2016 (being the last practicable date prior to the publication of this Announcement);

•	40% to Fleetmatics’ volume weighted average share price of US$43.01 over the past 30 trading day period ending 29 July 2016; and

•	49% to Fleetmatics’ volume weighted average share price of US$40.15 over the past 90 trading day period ending 29 July 2016.

The Acquisition values the entire issued share capital of Fleetmatics (on a fully diluted basis) at approximately US$2.4 billion.

If any subdivision, reclassification, reorganisation, recapitalisation, split, combination, contribution or exchange of shares stock dividend or other distribution payable in any other securities of Fleetmatics in respect of the Fleetmatics Ordinary Shares occurs on or after the date of the Transaction Agreement, Verizon reserves the right to adjust the consideration payable for each Fleetmatics Ordinary Share under the terms of the Acquisition to provide the holders of Fleetmatics Ordinary Shares the same economic effect as contemplated by the Transaction Agreement prior to such event.

3.	Background to and reasons for the Recommendation

The Fleetmatics Board has been considering the long-term strategy of Fleetmatics and strategic opportunities that might be available to enhance shareholder value on an ongoing basis. Such strategies and opportunities include investments in new growth opportunities, potential acquisitions and the possible sale of Fleetmatics. Since May 2016, Verizon and Fleetmatics had a series of discussions regarding the possibility of an acquisition by Verizon of Fleetmatics and the possible terms of such a transaction. In considering the proposed offer made by Verizon, the Fleetmatics Directors have taken into account Verizon’s recent expansion into the industry of mobile workforce solutions for service-based businesses of all sizes delivered as software-as-a-service. The Fleetmatics Board also consulted with and received advice and reports from Fleetmatics’ senior management and its financial and legal advisers, and relied on its knowledge of Fleetmatics’ business, assets, financial position, operating results, historical and current trading prices of its securities, and the opportunities and challenges in its businesses and the industries in which it operates, as well as information relating to Verizon and the potential opportunities available to and future business prospects of the Combined Group.

The Fleetmatics Directors believe that Verizon’s cash offer is attractive given the balance of future opportunities, risks and competitive forces confronting the business. Following careful consideration of the above factors and the strategic options available to Fleetmatics, the Fleetmatics Board believes that the price and terms of the Acquisition fairly reflects the current market position of the business and recognises Fleetmatics’ growth prospects, as well as the risks associated with those prospects.

In connection with a possible transaction, Fleetmatics retained Morgan Stanley & Co. LLC, acting through its affiliate Morgan Stanley & Co. International plc, as its financial adviser, and Goodwin Procter LLP and Maples and Calder, as its legal advisers.

4.	Recommendation

The Fleetmatics Directors, who have been so advised by Morgan Stanley & Co. International plc as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing their advice to the Fleetmatics Directors, Morgan Stanley & Co. International plc has taken into account the commercial assessments of the Fleetmatics Directors. The Fleetmatics Directors unanimously determined that the Transaction Agreement and the transactions contemplated thereby, including the Scheme, are advisable for, fair to and in the best interests of, the Fleetmatics Shareholders.

Accordingly, the Fleetmatics Directors intend to recommend unanimously that Fleetmatics Shareholders vote or procure votes in favour of the Court Meeting Resolution and the EGM Resolutions (or in the event that the Acquisition is implemented by way of a Takeover Offer, Fleetmatics Shareholders accept or procure acceptance of such Takeover Offer).

5.	Background to and reasons for the Acquisition

Members of Verizon’s management over time have reviewed and discussed business, operational and strategic plans to enhance and complement Verizon’s business units, including its Verizon Telematics subsidiary. Further to such discussions, a series of conversations between the senior management of Verizon and Fleetmatics began in May 2016 regarding the possibility of an acquisition by Verizon of

Fleetmatics and the possible terms of such a transaction. In connection with a possible transaction, Verizon retained PJT Partners LP and Wells Fargo Securities, LLC as its financial advisers and Cleary Gottlieb Steen & Hamilton LLP, A&L Goodbody and Macfarlanes LLP as its legal advisers.

During the period preceding the execution of definitive documentation for the Acquisition on 30 July 2016, the parties discussed and negotiated the transaction terms and consulted with the Panel, and Verizon conducted due diligence with respect to Fleetmatics’ business. In addition, members of Verizon’s senior management consulted with and received advice and reports from members of the Verizon Telematics team and Verizon’s financial and legal advisers regarding Fleetmatics’ business and the proposed transaction terms. On 29 July 2016, the Acquisition was approved by a committee of the Verizon board of directors as well as by the Bidco managing board of directors.

6.	Information on Verizon and Bidco

Verizon (NYSE, Nasdaq: VZ), headquartered in New York City, generated nearly $132 billion in 2015 revenues. Verizon operates America’s most reliable wireless network, with 112.6 million retail connections nationwide. The company also provides communications and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers worldwide.

Bidco is an indirect wholly-owned subsidiary of Verizon. The managing directors of Bidco are Johan C. Schoeman, Trust International Management (T.I.M.) B.V., Erik W. Van Dijk and William P. Van Saders.

For press release and other company information, visit Verizon’s website at www.verizon.com.

7.	Information on Fleetmatics

Fleetmatics (NYSE: FLTX), is a leading global provider of mobile workforce solutions for service-based businesses of all sizes delivered as software-as-a-service (SaaS). Fleetmatics’ solutions enable businesses to meet the challenges associated with managing local fleets, and improve the productivity of their mobile workforces, by extracting actionable business intelligence from real-time and historical vehicle and driver behavioral data. Fleetmatics’ intuitive, cost-effective Web-based solutions provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage, and other insights into their mobile workforce, enabling them to reduce operating and capital costs, as well as increase revenue. An integrated, full-featured mobile workforce management product provides additional efficiencies related to job management by empowering the field worker and speeding the job completion process – quote through payment. As of March 31, 2016, Fleetmatics served approximately 37,000 customers and approximately 737,000 subscribed vehicles worldwide.

For press release and other company information, visit Fleetmatics’ website at Ir.fleetmatics.com.

8.	Fleetmatics incentive schemes

Pursuant to the terms of the Transaction Agreement and in accordance with the terms of the Fleetmatics Share Plan:

(i) each outstanding Fleetmatics Option, whether or not vested, will be cancelled and converted into the right of the former holder of such Option to receive, for each Fleetmatics Ordinary Share then subject to the Fleetmatics Option, the Cash Consideration, without interest and less the exercise price and any required withholdings applicable to such Option, payment of such Cash Consideration to be made within 30 days of the Scheme becoming Effective; and

(ii) each outstanding vested Fleetmatics Share Award will be cancelled and converted into the right of the former holder of such Share Award to receive the Cash Consideration, without interest and less any required withholdings applicable to such Share Award, payment of such Cash Consideration to be made within 30 days of the Scheme becoming Effective. Each outstanding unvested Fleetmatics Share Award will be cancelled and converted into the right of the former holder of such unvested Fleetmatics Share

Award to receive, following the Scheme becoming Effective, a cash amount equal to the Cash Consideration, without interest and subject to applicable tax withholdings, payable no later than 30 days following the vesting date of such unvested Fleetmatics Share Award. Such vesting date will be in accordance with the vesting schedule that applied to such unvested Fleetmatics Share Award immediately prior to the scheme becoming Effective, subject to satisfaction of all applicable vesting conditions (with any performance measure applicable to such unvested Share Award deemed satisfied as of the Effective Time as if 100% of the applicable performance targets have been achieved) and if a holder’s employment with Fleetmatics and its Subsidiaries is terminated without cause or by reason of the holder’s disability or death, then the Cash Consideration without interest and less any required withholdings shall be payable to such holder promptly following such termination of employment.

Detailed proposals will be made to the holders of Fleetmatics Share Options and Fleetmatics Share Awards under the Fleetmatics Share Plan at or around the time of circulation of the Scheme Document.

9.	Financing of the Acquisition

The Acquisition and the fees and expenses incurred by Verizon and Bidco relating thereto will be paid from existing cash resources, available lines of credit or other sources of liquidity available to Verizon, further details of which will be set out in the Scheme Document.

PJT and Wells Fargo Securities, financial advisers to Verizon, are satisfied that cash resources are available to Bidco to enable it to satisfy in full the Cash Consideration payable under the terms of the Acquisition.

10.	Management and employees

Pursuant to the terms of the Transaction Agreement, Verizon has given certain assurances in relation to the continuation of the existing employment benefits of Fleetmatics employees following the Acquisition. Further details in this regard will be included in the Scheme Document.

Pursuant to the Transaction Agreement, Fleetmatics has agreed to procure the resignation of the Fleetmatics Directors from the Fleetmatics Board upon the Acquisition becoming Effective if so requested by Verizon.

11.	Acquisition related arrangements

Transaction Agreement

Verizon, Bidco and Fleetmatics have entered into the Transaction Agreement dated 30 July 2016 (the “Transaction Agreement”) which contains certain assurances in relation to the implementation of the Scheme and other matters related to the Acquisition. A summary of the principal terms of the Transaction Agreement will be set out in the Scheme Document. A copy of the Transaction Agreement is set out in Appendix IV to this Announcement.

Expenses Reimbursement Agreement

Verizon and Fleetmatics have entered into the expenses reimbursement agreement dated 30 July 2016, the terms of which have been approved by the Panel (the “Expenses Reimbursement Agreement”). Under the Expenses Reimbursement Agreement, Fleetmatics has agreed to pay to Verizon in certain circumstances an amount equal to all documented, specific and quantifiable third party costs and expenses incurred by Verizon, or on its behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including but not limited to, exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, arranging financing and engaging advisers to assist in the process. The gross amount payable to Verizon pursuant to the Expenses Reimbursement Agreement shall not, in any event, exceed such sum as is equal to 1% of the total value of the issued share capital of Fleetmatics that is the subject of the Acquisition (excluding, for the avoidance of doubt, any treasury shares and any interest in such share capital of Fleetmatics held by

Verizon or any Concert Parties of Verizon) as ascribed by the terms of the Acquisition as set out in this Announcement. The amount payable by Fleetmatics to Verizon under such provisions of the Expenses Reimbursement Agreement will exclude any amounts in respect of VAT incurred by Verizon attributable to such third party costs other than Irrecoverable VAT incurred by Verizon. The circumstances in which such payment will be made are:

(a)	the Transaction Agreement is terminated (in accordance with Clause 9.1(a) of the Transaction Agreement):

(i)	for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite votes, if the Fleetmatics Board or any committee thereof has:

(A)	withdrawn or failed to make when required pursuant to the Transaction Agreement (or qualified or modified in any manner adverse to Verizon), or proposed publicly to withdraw or fail to make when required pursuant to the Transaction Agreement (or qualify or modify in any manner adverse to Verizon), the Scheme Recommendation or the recommendation contemplated by Clause 3.6(c)(iii) of the Transaction Agreement; or

(B)	approved, recommended or declared advisable, or proposed publicly to approve, recommend or declare advisable, any Fleetmatics Alternative Proposal; or

(C)	otherwise taken any action that is or is deemed to be a “Fleetmatics Change of Recommendation” under the Transaction Agreement,

(it being understood, for the avoidance of doubt, that the provision by Fleetmatics to Verizon of notice or information in connection with a Fleetmatics Alternative Proposal or Fleetmatics Superior Proposal as required or expressly permitted by the Transaction Agreement shall not, in and of itself, satisfy the provisions of this paragraph (a)(i)); or

(ii)	by Fleetmatics, at any time prior to obtaining the Fleetmatics Shareholder Approval, in order to enter into a definitive written agreement to implement a Fleetmatics Superior Proposal; or

(b)	all of the following occur:

(i)	prior to the Court Meeting, a Fleetmatics Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Fleetmatics Alternative Proposal and, in each case, such disclosure or announcement is not publicly and irrevocably withdrawn without qualification at least three Business Days before the date of the Court Meeting (it being understood that, for purposes of this paragraph (b)(i) and paragraph (b)(iii) below, references to “20%” and “80%” in the definition of Fleetmatics Alternative Proposal shall be deemed to refer to “50%”); and

(ii)	the Transaction Agreement is terminated by either Fleetmatics or Verizon for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite votes; and

(iii)	a Fleetmatics Alternative Proposal is consummated within 12 months after such termination, or a definitive agreement providing for a Fleetmatics Alternative Proposal is entered into within 12 months after such termination and such Fleetmatics Alternative Proposal is consummated pursuant to that definitive agreement (regardless of whether such Fleetmatics Alternative Proposal is the same Fleetmatics Alternative Proposal referred to in paragraph (b)(i) above); or

(c)	all of the following occur:

(i)	prior to the Court Meeting, a Fleetmatics Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Fleetmatics Alternative Proposal and, in each case, such disclosure or announcement is not publicly and irrevocably withdrawn without qualification at the time the Transaction Agreement is terminated under the circumstances specified in paragraph (c)(ii) below; and

(ii)	the Transaction Agreement is terminated by Verizon in accordance with Clause 9 of the Transaction Agreement for the reason that either:

(A)	Fleetmatics shall have breached or failed to perform in any material respect any of its covenants or obligations contained in the Transaction Agreement or any of its representations and warranties set forth in the Transaction Agreement are inaccurate, which breach or failure to perform or inaccuracy (A) would (1) result in a failure of any of the Conditions to the Acquisition and the Scheme or of the other conditions to Verizon’s obligations to effect the Acquisition or (2) give rise to a termination right under Clause 9.1(a)(ix) of the Transaction Agreement if it were to exist during the Pre-Sanction Period and (B) is not reasonably capable of being cured by the End Date or, if curable, Verizon shall have given Fleetmatics written notice, delivered at least 30 days prior to such termination, stating Verizon’s intention to terminate the Transaction Agreement for such reason and the basis for such termination and such breach or failure to perform shall not have been cured within 30 days following the delivery of such written notice; or

(B)	Fleetmatics shall have breached or failed to perform any of its covenants or obligations contained in the Transaction Agreement or any of its representations and warranties set forth in the Transaction Agreement are inaccurate, which breach or failure to perform or inaccuracy gave rise to a termination right under Clause 9.1(a)(ix) of the Transaction Agreement during the Pre-Sanction Period; and

(iii)	a Fleetmatics Alternative Proposal is consummated within 12 months after such termination, or a definitive agreement providing for a Fleetmatics Alternative Proposal is entered into within 12 months after such termination and such Fleetmatics Alternative Proposal is consummated pursuant to that definitive agreement (regardless of whether such Fleetmatics Alternative Proposal is the same Fleetmatics Alternative Proposal referred to in paragraph (c)(i) above).

For purposes of clause (b) and clause (c), a Fleetmatics Alternative Proposal shall not be deemed to have been publically withdrawn by any person if, within 6 months after termination of the Transaction Agreement, Fleetmatics or any of its Subsidiaries enters into a definitive agreement providing for, or the Fleetmatics Board or Fleetmatics approves or recommends to the Fleetmatics Shareholders, or does not oppose, a Fleetmatics Alternative Proposal made by or on behalf of such person or its affiliates, or such a Fleetmatics Alternative Proposal is consummated.

Morgan Stanley and the Fleetmatics Board have each confirmed in writing to the Panel that, in the opinion of Morgan Stanley and the Fleetmatics Board (respectively), in the context of the Note to Rule 21.2 of the Takeover Rules and the Acquisition, the Expenses Reimbursement Agreement is in the best interests of the Fleetmatics Shareholders.

12.	Structure of the Acquisition

Scheme

It is intended that the Acquisition will be effected by a High Court-sanctioned scheme of arrangement between Fleetmatics and the Scheme Shareholders in accordance with Chapter 1 of Part 9 of the Act. The purpose of the Scheme is to provide for Bidco to become the owner of the whole of the issued and to be issued share capital of Fleetmatics. Under the Scheme, all Fleetmatics Ordinary Shares held by the Fleetmatics Shareholders will be cancelled pursuant to sections 84 and 85 of the Act in accordance with the terms of the Scheme. Fleetmatics will then issue new Fleetmatics Ordinary Shares to Bidco in place of the Fleetmatics Ordinary Shares that were cancelled pursuant to the Scheme and Bidco will pay the Cash Consideration for the Acquisition to the former Fleetmatics Shareholders. As a result of these arrangements, Fleetmatics will become a wholly owned subsidiary of Bidco.

Application to Court to sanction the Scheme

Once the approvals of the Fleetmatics Shareholders have been obtained at the Court Meeting and the Extraordinary General Meeting, and the other Conditions have been satisfied or (where applicable) waived, the Scheme must be sanctioned by the High Court at the Court Hearing.

The Scheme will become Effective in accordance with its terms on delivery to the Registrar of Companies of the Court Order together with the minute required by Section 86 of the Act confirming the Reduction of Capital to take place in connection with the Acquisition and the Reduction of Capital becomes effective upon the registration of the Court Order and minute by the Registrar of Companies. Upon the Scheme becoming Effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or Extraordinary General Meeting, or whether they voted in favour of or against the Scheme.

Full details of the Scheme to be set out in the Scheme Document

The Scheme is subject to the satisfaction (or, where applicable, waiver) of the Conditions and the full terms and conditions to be set out in the Scheme Document. Further details of the Scheme will be set out in the Scheme Document, including the expected timetable and the action to be taken by Scheme Shareholders.

The Scheme will be governed by the laws of Ireland. The Scheme will be subject to the applicable requirements of the Takeover Rules and, where relevant, the applicable rules and regulations of the Act and the Exchange Act.

Rule 30.2 of the Takeover Rules requires that, except with the consent of the Panel, and subject to Rule 2.7 of the Takeover Rules, Fleetmatics must dispatch the Scheme Document to Fleetmatics Shareholders within 28 days of the announcement of a firm intention to make an offer, being in this Announcement. The Scheme Document will be included in the Proxy Statement that Fleetmatics is required to file with the SEC in connection with the Acquisition. The preparation of the Proxy Statement and, if the SEC staff elects to review the Proxy Statement, the SEC staff’s review may take more than 28 days. Under SEC rules, if the SEC staff elects to review the Proxy Statement, the Scheme Document cannot be dispatched to Fleetmatics Shareholders until the Proxy Statement is cleared by the SEC staff. Accordingly, on 28 July 2016, the Panel agreed to grant the Parties a derogation from Rule 30.2. The Panel granted the derogation on the basis that the Proxy Statement might be reviewed by the SEC staff, in which case the Scheme Document cannot be dispatched until the Proxy Statement is cleared by the SEC staff. If the SEC staff elects to review the Proxy Statement, the Scheme Document will be dispatched to Fleetmatics

Shareholders as soon as practicable after the Proxy Statement is cleared by the SEC staff. If the SEC staff does not elect to review the Proxy Statement, the Scheme Document will be dispatched to Fleetmatics Shareholders as soon as practicable after the Proxy Statement is able to be filed by Fleetmatics in definitive form with the SEC. The Scheme Document will also be made available on Fleetmatics’ website Ir.fleetmatics.com.

Conditions to the Acquisition

The Acquisition shall be subject to the Conditions and further terms set out in full in Appendix I to this Announcement and to be set out in the Scheme Document.

Scheme timetable/further information

A full anticipated timetable will be set out in the Scheme Document.

At this stage, subject to the approval and availability of the High Court (which is subject to change), Verizon expects the implementation of the Acquisition to occur in the fourth quarter of 2016.

13.	De-listing and re-registration as a private limited company

It is intended that, subject to and following the Scheme becoming Effective, and subject to applicable requirements of the NYSE, the Fleetmatics Ordinary Shares will be delisted from the NYSE. The last day of dealing in Fleetmatics Ordinary Shares on the NYSE will be the last Business Day before the Effective Date (or, in certain circumstances, the Effective Date). As soon as reasonably practicable after the Effective Date and after its shares are delisted, it is intended that Fleetmatics will be re-registered as a company limited by shares under the relevant provisions of the Act.

14.	Disclosure of interests and short positions in Fleetmatics

Save as disclosed in this paragraph 14, as at the close of business on 28 July 2016, being the latest practicable date prior to this Announcement, none of Verizon, Bidco, any Verizon Director or any Bidco Director or, so far as Verizon is aware, any person acting, or deemed to be acting, in concert with Verizon:

(a)	had an interest in relevant securities of Fleetmatics;

(b)	had any short position in relevant securities of Fleetmatics;

(c)	had received an irrevocable commitment or letter of intent to accept the terms of the Acquisition in respect of relevant securities of Fleetmatics; or

(d)	had borrowed or lent any Fleetmatics Ordinary Shares.

As of 30 June 2016, being the last Wells Fargo Securities reporting date before this Announcement, Wells Fargo Securities and its affiliates hold 901,367 Fleetmatics Ordinary Shares.

As of 28 July 2016, being the last practicable date prior to this Announcement, Verizon and its affiliates held the following Fleetmatics Ordinary Shares:

Party	Interest in Fleetmatics Ordinary Shares

Exchange Indemnity Company	815
Bell Atlantic Master Trust	3,424

Furthermore, no arrangement to which Rule 8.7 of the Takeover Rules applies exists between Verizon, Bidco or Fleetmatics or a person Acting in Concert with Verizon, Bidco or Fleetmatics in relation to

Fleetmatics Ordinary Shares. For these purposes, an “arrangement to which Rule 8.7 of the Takeover Rules applies” includes any indemnity or option arrangement, and any agreement or understanding, formal or informal, of whatever nature, between two or more persons relating to relevant securities which is or may be an inducement to one or more of such persons to deal or refrain from dealing in such securities.

In the interests of confidentiality, Verizon and Bidco have made only limited enquiries in respect of certain parties who may be deemed by the Panel to be Acting in Concert with them for the purposes of the Acquisition. Further enquiries will be made to the extent necessary as soon as practicable following the date of this Announcement and any disclosure in respect of such parties will be included in the Scheme Document.

15.	Rule 2.10 disclosure

In accordance with Rule 2.10 of the Takeover Rules, Fleetmatics confirms that as at the close of business on 28 July 2016, being the last practicable date before this Announcement, it had 39,166,956 Fleetmatics Ordinary Shares in issue with voting rights, with no Fleetmatics Ordinary Shares held in Treasury. The ISIN for the Fleetmatics Ordinary Shares is IE00B4XKTT64.

At that date there were outstanding Fleetmatics Options over 313,867 Fleetmatics Ordinary Shares which have been granted by Fleetmatics and there were outstanding Fleetmatics Share Awards over 2,797,035 Fleetmatics Ordinary Shares.

16.	General

The Acquisition will be subject to the Conditions and other terms set out in this Announcement and to the full terms and conditions which will be set out in the Scheme Document. The Conditions to, and certain further terms of, the Acquisition, are set out in Appendix I to this Announcement. Appendix II to this Announcement contains certain sources of information and bases of calculation contained in this Announcement. Certain terms used in this Announcement are defined in Appendix III to this Announcement.

PJT, Wells Fargo Securities and Morgan Stanley have each given and not withdrawn their consent to the publication of this Announcement with the inclusion herein of the references to their names in the form and context in which they appear.

Enquiries

Verizon

Bob Varettoni	Tel: +1 908 559 6388

PJT PARTNERS LP

(Financial Adviser to Verizon)

New York	Tel: +1 212 364 7800

Rob Friedsam

Dan Lee

Thomas Nicholls

San Francisco	Tel: +1 415 262 3100

Ivan Brockman

Matthew Breen

London	Tel: +44 (0) 20 3650 1100

Basil Geoghegan
Owain Parry

Wells Fargo Securities, LLC
(Financial Adviser to Verizon)

New York	Tel: +1 212 214 0000

Jim Broner
Vartan Aznavoorian
Maxwell Gover

London	Tel: +44 (0) 20 7759 3468

Sam Small
Calvin Tarlton

Fleetmatics

Brian Norris	Tel: +1 781 577 4657

Morgan Stanley
(Financial Adviser to Fleetmatics)

Pedro Costa	Tel: +1 212 761 4000

Brett Klein

Anatoliy Gliberman

Colm Donlon	Tel: +44 207 425 8000

David Kitterick

Statements required by the Takeover Rules

The Verizon Directors and Bidco Directors accept responsibility for the information contained in this Announcement other than that relating to Fleetmatics, the Fleetmatics Group and the Fleetmatics Directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Verizon Directors and the Bidco Directors (who, in each case, have taken all reasonable care to ensure that such is the case), the information contained in this Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Fleetmatics Directors accept responsibility for the information contained in this Announcement relating to Fleetmatics, the Fleetmatics Group and the Fleetmatics Directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Fleetmatics Directors (who have taken all reasonable care to ensure such is the case), the information contained in this Announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

PJT, a U.S. registered broker-dealer regulated by FINRA and a member of SIPC, is acting for Verizon and no-one else in connection with the matters set out in this Announcement and will not be responsible to anyone other than Verizon for providing advice in relation to the matters in this Announcement. Neither

PJT nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of PJT in connection with this Announcement, any statement contained herein or otherwise.

Wells Fargo Securities is a U.S. registered broker-dealer regulated by the SEC and FINRA and a member of SIPC, is acting for Verizon and no-one else in connection with the matters set out in this Announcement and will not be responsible to anyone other than Verizon for providing advice in relation to the matters in this Announcement. Neither Wells Fargo Securities nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Wells Fargo Securities in connection with this Announcement, any statement contained herein or otherwise.

Morgan Stanley & Co. LLC, acting through its affiliate Morgan Stanley & Co. International plc, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser to Fleetmatics and for no one else in relation to the matters referred to in this Announcement. In connection with such matters, Morgan Stanley & Co. LLC, Morgan Stanley & Co. International plc, each of their affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Fleetmatics for providing the protections afforded to their clients or for providing advice in connection with the matters described in this Announcement or any matter referred to herein.

This Announcement is for information purposes only and is not intended to, and does not, constitute or form any part of any offer or invitation, or the solicitation of an offer, to purchase or otherwise acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer Document), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Takeover Offer Document).

This Announcement does not constitute a prospectus or a prospectus equivalent document.

This Announcement has been prepared for the purpose of complying with the laws of Ireland and the Takeover Rules and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside of Ireland.

Verizon cautionary statement regarding forward-looking statements

This Announcement contains forward-looking statements. These statements are based on estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the Verizon Group’s and the Combined Group’s estimated or anticipated future results, or other non-historical facts. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. For those statements, Verizon claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in Verizon’s filings with the SEC, could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: integration of the Fleetmatics acquisition and benefits of the Fleetmatics acquisition; the risk that the required regulatory approvals for the proposed transaction are not obtained, are delayed or are subject to conditions that are not anticipated; the anticipated size of the markets and continued demand for Fleetmatics’ products; adverse conditions in the U.S. and international economies; the effects of competition in the markets in which Verizon or Fleetmatics operate; material changes in technology or technology substitution; disruption of Verizon or Fleetmatics’ key suppliers’

provisioning of products or services; changes in the regulatory environment, including any increase in restrictions on Verizon’s ability to operate its networks; breaches of network or information technology security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance; Verizon’s high level of indebtedness; an adverse change in the ratings afforded Verizon’s debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; material adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the inability to implement Verizon’s or the Combined Group’s business strategies; the inability to realize the benefits of Verizon’s or the Combined Group’s strategic acquisitions; those discussed in Fleetmatics’ Annual Report on Form 10-K for the year ended December 31, 2015 and Amendment No. 1 thereto under the heading “Risk Factors,” as updated from time to time by Fleetmatics’ Quarterly Reports on Form 10-Q and other documents of Fleetmatics on file with the SEC or in the proxy statement on Schedule 14A that will be filed with the SEC by Fleetmatics; and those discussed in Verizon’s Annual Report on Form 10-K for the year ended December 31, 2015 under the heading “Risk Factors,” as updated from time to time by Verizon’s Quarterly Reports on Form 10-Q and other documents of Verizon on file with the SEC. There may be additional risks that neither Fleetmatics nor Verizon presently know or that Fleetmatics and Verizon currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide Fleetmatics’ and Verizon’s expectations, plans or forecasts of future events and views as of the date of this communication. Fleetmatics and Verizon anticipate that subsequent events and developments will cause Fleetmatics’ and Verizon’s assessments to change. However, while Fleetmatics and Verizon may elect to update these forward-looking statements at some point in the future, Fleetmatics and Verizon specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Fleetmatics’ and Verizon’s assessments as of any date subsequent to the date of this Announcement.

Fleetmatics cautionary statement regarding forward-looking statements

This Announcement contains forward-looking statements. These statements are based on estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the Fleetmatics Group’s estimated or anticipated future results, or other non-historical facts. Forward-looking statements also include those preceded or followed by the words “will”, “may”, “could”, “would”, “to be”, “might”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “future”, “positioned”, “potential”, “intend”, “continue”, “remain”, “scheduled”, “outlook”, “set to”, “subject to”, “upcoming”, “target” or similar expressions. For those statements, Fleetmatics claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in Fleetmatics’ filings with the SEC, could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: uncertainties as to the timing of the Fleetmatics acquisition; uncertainties as to whether Verizon will be able to consummate the acquisition; uncertainties as to whether the Scheme Shareholders will provide the requisite approvals for the acquisition on a timely basis or at all; the possibility that competing offers will be made; the possibility that certain conditions to the consummation of the acquisition will not be satisfied, including without limitation obtaining the requisite approval of the scheme of arrangement; the possibility that Verizon will be unable to obtain regulatory approvals for the Fleetmatics acquisition on a timely basis or at all; the possibility that Scheme Shareholders will file lawsuits challenging the acquisition, including actions seeking to rescind the scheme of arrangement or enjoin the consummation of the acquisition; changes in relevant tax and other laws or regulations; the diversion of Fleetmatics management time and attention to issues relating to the acquisition and integration; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) occurring prior to completion of the acquisition or if the acquisition is not completed; the difficulty retaining certain key employees of Fleetmatics as a result of the announcement of the acquisition; the scope, timing and outcome of any ongoing legal proceedings involving Verizon or Fleetmatics and the impact of any such proceedings on the Fleetmatics acquisition or on the financial condition, results of operations and/or cash flows of Fleetmatics; the possibility that costs, fees, expenses or charges Fleetmatics incurs in connection with the acquisition are greater than expected; the possibility that the scheme of arrangement may be terminated in circumstances that require Fleetmatics to reimburse certain expenses to Verizon related to the acquisition; and changes in the economic and financial conditions of the businesses of Verizon or Fleetmatics; and those discussed in Fleetmatics’ Annual Report on Form 10-K for the year ended December 31, 2015 and Amendment No. 1 thereto under the heading “Risk Factors,” as updated from time to time by Fleetmatics’ Quarterly Reports on Form 10-Q and other documents of Fleetmatics on file with the SEC or in the proxy statement on Schedule 14A that will be filed with the SEC by Fleetmatics. There may be additional risks that neither Fleetmatics nor Verizon presently know or that Fleetmatics and Verizon currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide Fleetmatics’ and Verizon’s expectations, plans or forecasts of future events and views as of the date of this communication. Fleetmatics and Verizon anticipate that subsequent events and developments will cause Fleetmatics’ and Verizon’s assessments to change. However, while Fleetmatics and Verizon may elect to update these forward-looking statements at some point in the future, Fleetmatics and Verizon specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Fleetmatics’ and Verizon’s assessments as of any date subsequent to the date of this Announcement.

Disclosure requirements of the Takeover Rules

Under the provisions of Rule 8.3 of the Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in, 1% or more of any class of “relevant securities” of Fleetmatics, all “‘dealings” in any “relevant securities” of Fleetmatics (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3:30 pm (Irish time) on the “business” day following the date of the relevant transaction. This requirement will continue until the date on which the “offer period” ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Fleetmatics, they will be deemed to be a single person for the purpose of Rule 8.3 of the Takeover Rules.

Under the provisions of Rule 8.1 of the Takeover Rules, all “dealings” in “relevant securities”’ of Fleetmatics by Verizon or Bidco, or by any party Acting in Concert with either of them, must also be disclosed by no later than 12 noon (Irish time) on the “business” day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

A copy of this Announcement will be available on the Fleetmatics website at Ir.fleetmatics.com.

No profit forecasts, estimates or asset valuations

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per share, for Verizon, Bidco or Fleetmatics, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Verizon, Bidco or Fleetmatics, respectively. No statement in this Announcement constitutes an asset valuation.

Right to switch to a Takeover Offer

Verizon reserves the right to elect, subject to the terms of the Transaction Agreement and with the consent of the Panel, to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued share capital of Fleetmatics as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on substantially the same terms (subject to appropriate amendments including an acceptance condition set at 80% of the shares to which such Takeover Offer related), so far as applicable, as those which would apply to the Scheme and subject to the amendments referred to in Appendix I to this Announcement and in the Transaction Agreement.

Publication on website

Pursuant to Rule 2.6(c) of the Takeover Rules, this Announcement will be made available to Verizon’s employees on Verizon’s website (www.verizon.com) and Fleetmatics employees on Fleetmatics’ website (Ir.fleetmatics.com).

Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Fleetmatics Earnings Call and Guidance for the Year 2016

Fleetmatics will announce the cancellation of its earnings call in respect of the 6 months ended 30 June 2016 which was previously scheduled for 9 August 2016 and the withdrawal of its most recent guidance in respect of the full year 2016 issued on 4 May 2016.

General

The laws of the relevant jurisdictions may affect the availability of the Acquisition to persons who are not resident in Ireland. Persons who are not resident in Ireland, or who are subject to laws of any jurisdiction other than Ireland, should inform themselves about, and observe, any applicable legal or regulatory requirements. Any failure to comply with the applicable legal or regulatory requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility and liability for the violation of such restrictions by any person.

The Acquisition will not be made available, directly or indirectly, in a Restricted Jurisdiction, and the Acquisition will not be capable of acceptance from within a Restricted Jurisdiction.

The release, publication or distribution of this Announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this Announcement and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, Verizon, Bidco and Fleetmatics disclaim any responsibility or liability for the violations of any such restrictions by any person.

Important additional information to be filed with the SEC

In connection with the Acquisition, Fleetmatics will file with the SEC and mail or otherwise provide to its shareholders a Proxy Statement regarding the proposed transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE SCHEME DOCUMENT) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FLEETMATICS, THE ACQUISITION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Proxy Statement (including the Scheme Document) and other documents filed by Fleetmatics with the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Proxy Statement (including the Scheme Document) and other documents filed by Fleetmatics at ir.fleetmatics.com or by calling 781.577.4657.

Participants in the solicitation

Verizon, Fleetmatics and their respective directors, officers and employees may be considered participants in the solicitation of proxies from the Fleetmatics Shareholders in respect of the transactions contemplated by this Announcement. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Fleetmatics Shareholders in connection with the proposed transactions, including names, affiliations and a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other relevant materials to be filed with the SEC or, in the case of Verizon’s directors, officers and employees, in the materials filed by Verizon with the SEC, including in the proxy statement for Verizon’s 2016 Annual Meeting of Shareholders, which was filed with the SEC on March 21, 2016, as supplemented by other Verizon filings with the SEC. Information concerning the interests of Fleetmatics’ participants in the solicitation, which may, in some cases, be different than those of Fleetmatics’ shareholders generally, is set forth in the materials filed by Fleetmatics with the SEC, including in the proxy statement for Fleetmatics’ 2016 Annual General Meeting of Shareholders, which was filed with the SEC on June 22, 2016, as supplemented by other Fleetmatics filings with the SEC, and will be set forth in the Proxy Statement relating to the transaction when it becomes available.

APPENDIX I

Part A

CONDITIONS AND FURTHER TERMS OF THE ACQUISITION AND THE SCHEME

The Acquisition and the Scheme will comply with the Takeover Rules and, where relevant, the respective rules and regulations of the Act and the United States Securities Exchange Act of 1934 (as amended), and are subject to the terms and conditions set out in this Announcement and to be set out in the Scheme Document. The Acquisition and the Scheme are governed by the laws of Ireland.

Conditions

The Acquisition and the Scheme will be subject to the conditions set out in Part A of this Appendix I, including the definitions set out in Part B of this Appendix I, which are incorporated into Part A by reference (the “Conditions”):

1.	The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than the End Date (or such earlier date as may be specified by the Panel, or such later date as Verizon and Fleetmatics may, with (if required) the consent of the Panel, agree and (if required) the High Court may allow).

2.	The Scheme will be conditional upon:

(a)	the approval of the Scheme by a majority in number of the Fleetmatics Shareholders representing at least three-fourths (75 per cent.) in value of the Fleetmatics Ordinary Shares, at the Voting Record Time, held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) held no later than the End Date;

(b)	the EGM Resolutions to be proposed at the Extraordinary General Meeting for the purposes of approving and implementing the Scheme, the reduction of capital of Fleetmatics necessary to implement the Scheme, changes to the articles of association of Fleetmatics and such other matters as Fleetmatics reasonably determines to be necessary or desirable for the purposes of implementing the Acquisition as have been approved by Verizon and which are set out in the notice of the Extraordinary General Meeting being duly passed by the requisite majority of Fleetmatics Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting) held no later than the End Date;

(c)	the sanction by the High Court (with or without material modification, but subject to any such modification being acceptable to each of Fleetmatics and Verizon) of the Scheme pursuant to Sections 449 to 455 of the Act and the confirmation by the High Court under Sections 84 and 85 of the Act of the reduction of capital necessary to implement the Scheme on or before the End Date (the date on which the Condition in this paragraph 2(c) is satisfied, the “Sanction Date”); and

(d)	office copies of the Court Order and the minute required by Section 86 of the Act in respect of the reduction of capital (referred to in paragraph 2(c)) being delivered for registration to the Registrar of Companies and registration of the Court Order and minute confirming the reduction of capital necessary to implement the Scheme by the Registrar of Companies.

3.	The Verizon Parties and Fleetmatics have agreed that, subject to paragraph 5 of this Appendix I, the Acquisition will also be conditional upon the following matters having been satisfied or waived by each of the Parties as of the Sanction Date:

(a)	all applicable waiting periods in connection with the Acquisition under the HSR Act shall have expired or been terminated;

(b)	to the extent that the Acquisition or its implementation constitutes a concentration within the scope of the EC Merger Regulation or is otherwise a concentration that is subject to the EC Merger Regulation, the European Commission deciding that the Acquisition is compatible with the common market pursuant to Article 6 of the EC Merger Regulation;

(c)	the Transaction Agreement shall not have been terminated in accordance with its terms; and

(d)	no Law or injunction, restraint or prohibition by any court of competent jurisdiction or Antitrust Order by any Relevant Authority which prohibits consummation of the Acquisition shall have been enacted or effected and shall continue to be in effect.

4.	The Verizon Parties and Fleetmatics have agreed that, subject to paragraph 5 of this Appendix I, the Verizon Parties’ obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Verizon) as of the Sanction Date:

(a)	except where the consequences thereof would not, individually or in the aggregate, have or reasonably be expected to have a Fleetmatics Material Adverse Effect, all of the representations and warranties of Fleetmatics under the Transaction Agreement being true and correct (without giving effect to any Materiality Qualification set forth therein, if applicable) as at August 1, 2016 (being the date of this Announcement) other than the representations and warranties of Fleetmatics under the Transaction Agreement that speak as of an earlier date, which representations and warranties were true and correct as of such earlier date;

(b)	since August 1, 2016 (being the date of this Announcement), there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect;

(c)	save as disclosed on the Fleetmatics Disclosure Schedule,

(i)	the issued share capital of Fleetmatics being as set out in the representations and warranties set forth in Clauses 6.1(b)(i) and Clauses 6.1(b)(ii) of the Transaction Agreement, except for any de minimis inaccuracies; and

(ii)	except as set forth in Clause 6.1(b)(i) of the Transaction Agreement, there are no shares of capital in issue or outstanding other than Fleetmatics Ordinary Shares that have become outstanding after July 28, 2016, that were reserved for issuance as set forth in Clause 6.1(c)(i) of the Transaction Agreement, except for any de minimis inaccuracies;

(iii)	except as set forth in Clause 6.1(b)(i) of the Transaction Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital to which Fleetmatics is a party obligating Fleetmatics to take any of the actions set forth in subclauses (I), (II), (III) or (IV) of the representation and warranty set forth in Clause 6.1(b)(iii)(B) of the Transaction Agreement, except in each case for any de minimis inaccuracies;

(d)	On the date on which the Pre-Sanction Period is scheduled to expire, by no later than noon, New York City time, Fleetmatics shall have delivered to Verizon an officer’s certificate, dated as of such date and signed by an executive officer of Fleetmatics, certifying on behalf of Fleetmatics to the effect that none of the circumstances that would give rise to the right of Verizon to terminate the Transaction Agreement under Clause 9.1(a)(ix) of the Transaction Agreement is then existing; and

(e)	Fleetmatics shall have delivered to Verizon an officer’s certificate, dated as of the Sanction Date and signed by an executive officer of Fleetmatics, certifying on behalf of Fleetmatics to the effect that the Conditions set forth in paragraphs 4(a), 4(b) and 4(c) have been satisfied.

Certain further terms of the Acquisition

5.	Subject to the requirements of the Panel:

(a)	Verizon and Fleetmatics reserve the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 3 (provided that both Parties agree to any such waiver; provided, further, that, notwithstanding the foregoing, Verizon may waive the Conditions in paragraph 3(a) and/or paragraph 3(b) (to the extent permitted by applicable Law), in whole or in part, at its sole discretion and such determination shall be binding upon both Parties); and

(b)	Verizon reserves the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of Conditions in paragraph 4.

6.	The Scheme will lapse unless it is effective on or prior to the End Date.

7.	If Verizon is required to make an offer for Fleetmatics Ordinary Shares under the provisions of Rule 9 of the Takeover Rules, Verizon may make such alterations to any of the Conditions set out in paragraphs 1, 2, 3 and 4 above as are necessary to comply with the provisions of that rule.

8.	Verizon reserves the right, subject to the prior written approval of the Panel, to effect the Acquisition by way of a takeover offer in the circumstances described in and subject to the terms of Clause 3.6 of the Transaction Agreement. Without limiting Clause 3.6 of the Transaction Agreement, in such event, such offer will be implemented on terms and conditions that are at least as favourable to the Fleetmatics Shareholders (except for an acceptance condition set at 80 per cent of the nominal value of the Fleetmatics Ordinary Shares to which such an offer relates and which are not already in the beneficial ownership of Verizon so far as applicable) as those which would apply in relation to the Scheme.

9.	As required by Rule 12(b)(i) of the Takeover Rules, to the extent that the Acquisition would give rise to a concentration with a Community dimension within the scope of the EC Merger Regulation, the Scheme shall, except as otherwise approved by the Panel, lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EC Merger Regulation or refers the concentration to a competent authority of a Member State under Article 9(1) of the EC Merger Regulation prior to the date of the Court Meeting.

10.	Verizon reserves the right for one or more of its Subsidiaries from time to time to implement the Acquisition with the prior written approval of the Panel.

Part B

For the purpose of these Conditions, capitalized terms shall have the meanings as set forth above in these Conditions and:

“Antitrust Laws”, the HSR Act and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation or restraint of trade;

“Antitrust Order”, any legislative, administrative or judicial action, decree, judgment, injunction, decision or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Acquisition or any other transactions contemplated by the Transaction Agreement under any Antitrust Law;

“Bidco”, Verizon Business International Holdings B.V.;

“Clearances”, all consents, clearances, approvals, permissions, permits, nonactions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party in connection with the implementation of the Scheme and/or the Acquisition;

“Completion Date”, the date of completion of the Acquisition, as more particularly defined in Clause 8.1(a)(i) of the Transaction Agreement;

“Court Hearing”, the hearing by the High Court of the Petition to sanction the Scheme under Section 449 to 455 of the Act;

“Court Meeting”, the meeting or meetings of the Fleetmatics Shareholders (and any adjournment thereof) convened pursuant to Section 450 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Fleetmatics necessary to implement the Scheme, changes to the articles of association of Fleetmatics and such other matters as Fleetmatics reasonably determines to be necessary or desirable for the purposes of implementing the Acquisition as have been approved by Verizon (such approval not to be unreasonably withheld, conditioned or delayed);

“End Date”, December 31, 2016; provided, that if as of such date all Conditions (other than (i) Conditions 3(a) and/or 3(b), (ii) Condition 3(d) (if, in the case of this clause (ii), the reason for the failure of such Condition is an Antitrust Order) and/or (iii) Conditions 2(c) and 2(d) (if, in the case of this clause (iii), the reason for the failure of such Conditions is the failure of the Conditions set forth in clause (i) and/or (ii) of this definition to have been satisfied)) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be extended to August 1, 2017 and in such case all references in these Conditions to the “End Date” shall be deemed to be to August 1, 2017;

“Fleetmatics”, Fleetmatics Group PLC;

“Fleetmatics Material Adverse Effect”, such event, development, occurrence, state of facts or change that has (1) a material adverse effect on the ability of the Fleetmatics Group to consummate the transactions contemplated hereby or (2) a material adverse effect on the business, results of operations, or financial condition of Fleetmatics and its Subsidiaries, taken as a whole, but in each case excluding

(a) events, developments, occurrences, states of facts or changes to the extent arising from (i) changes generally affecting the economy or the financial, debt, credit or securities markets (including changes in interest or exchange rates), in each case in the United States or elsewhere, (ii) changes generally affecting the industry in which Fleetmatics and its Subsidiaries operate, (iii) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (iv) changes in the provisions of U.S. GAAP, the International Financial Reporting Standards, the International Accounting Standards Board or other accounting standards (or interpretations thereof) (provided, that in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Fleetmatics is disproportionately affected relative to other similarly situated companies in the industry in which Fleetmatics and its Subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Fleetmatics Material Adverse Effect); or (b) any decline in the stock price of the Fleetmatics Ordinary Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Fleetmatics Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of the Transaction Agreement or the transactions contemplated hereby, including the impact thereon on relationships (contractual or otherwise) with customers, vendors, lenders, employees or other business partners) and any litigation arising therefrom or with respect thereto (except that this clause (c) shall not apply with respect to Fleetmatics’ representations and warranties in Clause 6.1(c)(iii) of the Transaction Agreement); or (d) any events, developments, occurrences, states of facts or changes resulting from the taking by Fleetmatics of any action expressly required by the Transaction Agreement, or the failure by Fleetmatics to take any action expressly prohibited by the Transaction Agreement (except that this clause (d) shall not apply with respect to any events, developments, occurrences, states of facts or changes resulting from any actions or omissions of Fleetmatics required to comply with Clause 5.1 of the Transaction Agreement unless and only to the extent that any such events, developments, occurrences, states of facts or changes are the direct result of Verizon unreasonably withholding its consent to Fleetmatics’ written request for consent under Clause 5.1 of the Transaction Agreement delivered in accordance with the notice requirements set forth in Clause 10.2 of the Transaction Agreement);

“High Court”, the High Court of Ireland;

“HSR Act”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Law”, any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit issued, enacted, promulgated, implemented or otherwise effected by or under the authority of any Relevant Authority;

“Materiality Qualification”, means, with respect to representations and warranties of Fleetmatics, all express qualifications or exceptions contained therein based on materiality (including any qualification related to the presence or absence of a Fleetmatics Material Adverse Effect) including all usages of “material”, “materially adverse”, or equivalent qualifiers;

“NYSE”, the New York Stock Exchange;

“Parties”, Fleetmatics and the Verizon Parties and “Party” shall mean either Fleetmatics, on the one hand, or Verizon or the Verizon Parties (whether individually or collectively), on the other hand (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Pre-Sanction Period”, the period beginning at 12:01 a.m., New York City time on the tenth day prior to the date most recently scheduled and publicly announced as the date of the Court Hearing (as such date may be rescheduled and publicly announced from time to time in accordance with the Transaction Agreement, including without limitation, Clause 3.1(q) of the Transaction Agreement, and applicable Law) and ending at 5:00 p.m., New York City time, on the day immediately preceding such date most recently scheduled and publicly announced as the date of the Court Hearing; provided, that, for the avoidance of doubt, if the date Court Hearing is so rescheduled and publicly announced as such, then such period shall be determined in reference to the date of such rescheduled and publicly announced Court Hearing;

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, division, political subdivision, bureau or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank, public international organization or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, for the avoidance of doubt, the Panel, the High Court and the U.S Securities and Exchange Commission;

“Resolutions”, collectively, the Court Meeting Resolution and the EGM Resolutions, which will be set out in the Scheme Document;

“Scheme Document”, a document (or the relevant sections of the Proxy Statement comprising the scheme document) (including any amendments or supplements thereto) to be distributed to Fleetmatics Shareholders and, for information only, to Fleetmatics Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 452 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act or the Takeover Rules and (v) such other information as Fleetmatics and Verizon shall agree (each acting reasonably);

“Verizon”, Verizon Communications Inc.;

“Verizon Parties”, together, Verizon and Bidco; and

“U.S. GAAP”, U.S. generally accepted accounting principles.

APPENDIX II

SOURCES OF INFORMATION AND BASES OF CALCULATION

In this Announcement:

(i)	The value of the Acquisition is based upon the cash consideration due under the terms of the Acquisition and on the basis of the issued and to be issued share capital of Fleetmatics referred to in paragraph (ii) below.

(ii)	The issued and to be issued share capital of Fleetmatics is calculated on the basis of:

•	the number of issued Fleetmatics Ordinary Shares as at the close of business on 28 July 2016, being the latest practicable date before the date of this Announcement, being 39,166,956 Fleetmatics Ordinary Shares (excluding shares in Treasury); and

•	any further Fleetmatics Ordinary Shares which may be issued (or transferred from Treasury) on or after the date of this Announcement or granted prior to the Effective Date on the cashless exercise of options or the vesting of awards under the Fleetmatics Share Plan or employment agreements, which options or awards have been granted or are expected to be granted on or before the Effective Date (and, in the case of awards, are expected to be vested on or before the Effective Date), amounting in aggregate up to 1,200,000 Fleetmatics Ordinary Shares assuming solely for purposes of this calculation an Effective Date in the fourth quarter of 2016.

(iii)	Unless otherwise stated, all prices for Fleetmatics Ordinary Shares are the Closing Price for the relevant dates.

(iv)	The prices of Fleetmatics Ordinary Shares used for the premium calculations are:

•	US$42.96, being Fleetmatics’ closing share price on 29 July 2016 (the last practicable date prior to the publication of this Announcement);

•	US$43.01, Fleetmatics’ volume weighted average share price over the past 30 trading day period ending 29 July 2016; and

•	US$40.15, Fleetmatics’ volume weighted average share price over the past 90 trading day period ending 29 July 2016.

(vii)	The volume weighted average Closing Price per Fleetmatics Ordinary Share for the 30 and 90 trading day periods to 29 July 2016 is derived from data provided by Bloomberg.

APPENDIX III

DEFINITIONS

The following definitions apply throughout this Announcement, unless the context otherwise requires:

Acquisition	the proposed acquisition by Bidco of Fleetmatics by means of the Scheme or the Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) pursuant to the Transaction Agreement (whether by way of the Scheme or the Takeover Offer in accordance with the terms of the Transaction Agreement) (including the payment by Bidco of the aggregate Cash Consideration pursuant to the Scheme or the Takeover Offer), as described in this Announcement and provided for in the Transaction Agreement

Act	the Companies Act 2014 of Ireland and every modification and re-enactment thereof for the time being in force

Acting in Concert	has the meaning given to that term in the Irish Takeover Panel Act 1997, as amended

Announcement	this announcement, made in accordance with Rule 2.5 of the Takeover Rules, dated 1 August 2016, including its summary and appendices

Bidco	Verizon Business International Holdings B.V., a private limited liability company incorporated under the laws of the Netherlands, having its registered office at H.J.E. Wenckenbachweg 123, Amsterdam 1096 AM, The Netherlands

Bidco Directors	the members of the board of managing directors of Bidco

Business Day	any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed

Cash Consideration	US$60.00 per Scheme Share to be made pursuant to the Scheme to Scheme Shareholders

Closing Price	the closing price for a Fleetmatics Ordinary Share at the close of business on the day to which the price relates, derived from Bloomberg for that day

Combined Group	following completion of the Acquisition, the combined Verizon Group and Fleetmatics Group

Concert Parties	such persons as are deemed to be acting in concert with Verizon pursuant to Rule 3.3 of Part A of the Takeover Rules

Conditions	the conditions of the Scheme and Acquisition, as set out in paragraphs 1 to 5 of Appendix I to this Announcement

Court Hearing	the hearing by the High Court of the Petition to sanction the Scheme under Sections 449 to 455 of the Act

Court Meeting	the meeting or meetings of the Fleetmatics Shareholders (and any adjournment thereof) convened pursuant to Section 450 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment)

Court Meeting Resolution	the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme

Court Order	the order or orders of the High Court sanctioning the Scheme under Sections 449 to 455 of the Act and confirming the Reduction of Capital under Sections 84 and 85 of the Act

Effective	in the context of the Acquisition: (i) if the Acquisition is implemented by way of a Scheme, the Scheme having become effective in accordance with its terms, upon the delivery to the Registrar of Companies of the Court Order together with the minute required by Section 86 of the Act confirming the Reduction of Capital and such Reduction of Capital having become effective upon the registration of the Court Order and minute by the Registrar of Companies; or (ii) if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having been declared or become unconditional in all respects in accordance with the requirements of the Takeover Rules

Effective Date	the date upon which:

(a) the Scheme becomes Effective; or

(b) if Verizon elects and the Panel consents to implement the Acquisition by way of a Takeover Offer, the Takeover Offer becomes Effective

Effective Time	the time on the Effective Date at which the Court Order is delivered to and a copy of the minute required by Section 86 of the Act are registered by the Registrar of Companies

EGM Resolutions	the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the Reduction of Capital, changes to the articles of association of Fleetmatics and such other matters as Fleetmatics reasonably determines to be necessary or desirable for the purposes of implementing the Acquisition as have been approved by Verizon (such approval not to be unreasonably withheld, conditioned or delayed)

End Date	31 December 2016; provided, that if as of such date all Conditions (other than (i) Conditions 3(a) and/or 3(b), (ii) Condition 3(d) (if, in the case of this clause

(ii), the reason for the failure of such Condition is an Antitrust Order) and/or (iii) Conditions 2(c) and 2(d) (if, in the case of this clause (iii), the reason for the failure of such Conditions is the failure of the Conditions set forth in clause (i) and/or (ii) of this definition to have been satisfied)) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be extended to 1 August 2017 and in such case all references in this Announcement to the “End Date” shall be deemed to be to 1 August 2017

EUR, euro or €	the single currency unit provided for in Council Regulation (EC) NO974/98 of 8 May 1990, being the lawful currency of Ireland

Exchange Act	the United States Securities Exchange Act of 1934, as amended

Expenses Reimbursement Agreement	has the meaning given to that term in paragraph 11 of this Announcement (Acquisition related arrangements)

Extraordinary General Meeting or EGM	the extraordinary general meeting of the Fleetmatics Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned)

Fleetmatics	Fleetmatics, a public limited company incorporated in Ireland with registered number 516472 and with its registered office at Floors 1 & 2, Block C, Cookstown Court, Cookstown Industrial Estate, Tallaght, Dublin

Fleetmatics Alternative Proposal	any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Verizon or any of its Concert Parties or any person Acting in Concert with Verizon pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Fleetmatics by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 20% or more of the assets of Fleetmatics and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Fleetmatics’ Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 20% or more of the outstanding Fleetmatics Ordinary Shares; (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Fleetmatics as a result of which the holders of Fleetmatics Ordinary Shares immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof; or (v) any combination of the foregoing

Fleetmatics Board	the board of directors of Fleetmatics

Fleetmatics Directors	the members of the board of directors of Fleetmatics

Fleetmatics Equity Award Holders	the holders of Fleetmatics Options and/or Fleetmatics Share Awards

Fleetmatics ESPP	the Fleetmatics Employee Stock Purchase Plan

Fleetmatics Group	Fleetmatics and all of its Subsidiaries

Fleetmatics Option	an option to purchase Fleetmatics Ordinary Shares

Fleetmatics Ordinary Shares	the 66,666,663 ordinary shares of €0.015 each in the capital of Fleetmatics

Fleetmatics Share Award	an award denominated in Fleetmatics Ordinary Shares, other than a Fleetmatics Option

Fleetmatics Share Plan	the Fleetmatics Amended and Restated 2011 Stock Option and Incentive Plan and the Fleetmatics ESPP

Fleetmatics Shareholder Approval	(i) the approval of the Scheme by a majority in number of the Fleetmatics Shareholders representing three-fourths (75%) or more in value of the Fleetmatics Ordinary Shares held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) and (ii) the EGM Resolutions being duly passed by the requisite majorities of Fleetmatics Shareholders

Fleetmatics Shareholders	the holders of Fleetmatics Ordinary Shares

Fleetmatics Superior Proposal	a written bona fide Fleetmatics Alternative Proposal made by any person that the Fleetmatics Board determines in good faith (after consultation with Fleetmatics’ financial advisor and outside legal counsel) is more favourable to the Fleetmatics Shareholders than the transactions contemplated by the Transaction Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Fleetmatics Board considers in good faith to be appropriate (it being understood that, for purposes of the definition of “Fleetmatics Superior Proposal”, references to “20%” in the definition of Fleetmatics Alternative Proposal shall be deemed to refer to “75%”)

High Court	the High Court of Ireland

Ireland	the island of Ireland, excluding Northern Ireland, and the word “Irish” shall be construed accordingly

Irrecoverable VAT	in relation to any person, any amount in respect of VAT which that person (or a member of the same VAT Group as that person) has incurred and in respect of which neither that person nor any other member of the same VAT Group as that person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with Section 59 of the Value Added Tax Consolidation Act 2010 and any regulations made under that Act or similar provision in any other jurisdiction

ISIN	International Securities Identification Number

Northern Ireland	the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland

NYSE	the New York Stock Exchange

Parties	Fleetmatics and the Verizon Parties and “Party” shall mean either Fleetmatics, on the one hand, or Verizon or the Verizon Parties (whether individually or collectively), on the other hand (as the context requires)

Person or person	an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof

Petition	the petition to the High Court seeking the Court Order

PJT	PJT Partners LP, a limited partnership formed under the laws of the State of Delaware, having its registered office at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808

Pre Sanction Period	the period beginning at 12:01 a.m., New York City time, on the tenth day prior to the date most recently scheduled and publicly announced as the date of the Court Hearing (as such date may be rescheduled and publicly announced from time to time in accordance with the Transaction Agreement, including without limitation, Clause 3.1(q) of the Transaction Agreement, and applicable Law) and ending at 5:00 p.m., New York City time, on the day immediately preceding such date most recently scheduled and publicly announced as the date of the Court Hearing; provided, that, for the avoidance of doubt, if the date Court Hearing is so rescheduled and publicly announced as such, then such period shall be determined in reference to the date of such rescheduled and publicly announced Court Hearing

Proxy Statement	the proxy statement of Fleetmatics (including any amendments or supplements thereto), to be filed with the SEC and mailed to Fleetmatics Shareholders, comprising (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 452 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act and the Takeover Rules or required by the Panel and (v) such other information as Fleetmatics and Verizon shall agree

Reduction of Capital	the reduction of the share capital of Fleetmatics by the cancellation of the Scheme Shares, to be effected as part of the Scheme

Registrar of Companies	the Registrar of Companies in Dublin, Ireland

Regulatory Information Service	a regulatory information service as defined in the Takeover Rules

Relevant Authority	any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, division, political subdivision, bureau or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank, public international organization or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, for the avoidance of doubt, the Panel, the High Court and the SEC

Resolutions	collectively, the Court Meeting Resolution and the EGM Resolutions, which will be set out in the Scheme Document

Restricted Jurisdiction	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available in that jurisdiction

Sanction Date	the date on which the Condition in paragraph 2(c) of Appendix I to this Announcement is satisfied

Scheme or Scheme of Arrangement	the proposed scheme of arrangement pursuant to Sections 449 to 455 of the Act and the Reduction of Capital to effect the proposed scheme of arrangement pursuant to the Transaction Agreement, in such terms and form as Verizon, Fleetmatics and Bidco, acting reasonably, mutually agree, including any revision thereof as may be agreed between Verizon, Fleetmatics and Bidco in writing

Scheme Document	a document (or the relevant sections of the Proxy Statement comprising the scheme document) (including any amendments or supplements thereto) to be distributed to Fleetmatics Shareholders and, for information only, to Fleetmatics Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 452 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act and the Takeover Rules or required by the Panel and (v) such other information as Fleetmatics and Verizon shall agree

Scheme Recommendation	the recommendation of the Fleetmatics Board that Fleetmatics Shareholders vote in favour of the Resolutions

Scheme Shareholders	holders of Scheme Shares

Scheme Shares	shall mean Fleetmatics Ordinary Shares subject to the Scheme

SEC	the United States Securities and Exchange Commission

Subsidiary	in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

Takeover Offer	an offer in accordance with Clause 3.6 of the Transaction Agreement for the entire issued share capital of Fleetmatics (other than any Fleetmatics Shares beneficially owned by Verizon or any member of the Verizon Group (if any)) including any amendment or revision thereto pursuant to the Transaction Agreement, the full terms of which would be set out in the Takeover Offer Document

Takeover Offer Document	if following the date of the Transaction Agreement, Verizon elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6 of the Transaction Agreement, the document to be despatched to Fleetmatics Shareholders and others by Verizon containing, amongst other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer) and certain information about Verizon and Fleetmatics and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer

Takeover Panel, Irish Takeover Panel or Panel	the Irish Takeover Panel

Takeover Rules	the Irish Takeover Panel Act 1997 (as amended), Takeover Rules 2013 (as amended)

Tax Authority	any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to taxes or for making any decision or ruling on any matter relating to tax (including the Internal Revenue Service and the Irish Revenue Commissioners and any similar state, local, or non-U.S. revenue agency)

Transaction Agreement	has the meaning given to that term in paragraph 11 of this Announcement (Acquisition related arrangements)

Treasury or Treasury Shares	Fleetmatics Ordinary Shares held as treasury shares as provided for in Section 109 of the Act

U.S., US or United States	the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction

U.S. GAAP	U.S. generally accepted accounting principles

VAT	any tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and any tax similar to or replacing same

VAT Group	a group as defined in Section 15 of the Value Added Tax Consolidation Act 2010 and any similar VAT grouping arrangement in any other jurisdiction

Verizon	Verizon, a corporation incorporated in the State of Delaware, having its registered office at The Corporation Trust Company, 1209 Orange St, Wilmington, Delaware 19801

Verizon Directors	the members of the board of directors of Verizon

Verizon Group	Verizon and all of its Subsidiaries

Verizon Parties	together, Verizon and Bidco

Wells Fargo Securities	Wells Fargo Securities, LLC, having its registered office at 550 South Tryon Street Charlotte, NC 28202

US$ or dollars	United States dollars, the lawful currency of the United States of America

All times referred to in this Announcement are to New York City times unless otherwise stated.

APPENDIX IV

TRANSACTION AGREEMENT

See Exhibit 2.1 of the Company’s Current Report on Form 8-K, as filed with the SEC on August 1, 2016